Exhibit 99.1

For Immediate Release on Tuesday, August 9, 2011

GASCO ENERGY ANNOUNCES SECOND QUARTER 2011 RESULTS

DENVER — August 9, 2011 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced financial and operating results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Results

For the second quarter 2011, Gasco reported breakeven results of $0.0 million, or $0.00 per share, as compared to net income of $15.4 million, or $0.14 per share, for the same period in 2010.

Included in the Q2-11 results are derivative gains of $0.3 million attributed to hedge effect. Excluding the effect of the derivative gains in Q2-11, Gasco would have posted a net loss of $0.3 million, or $0.00 per share.  Net loss excluding the effect of derivative gains is a non-GAAP financial measure.

Included in Q2-10 results is a one-time, non-cash gain on extinguishment of debt of $15.8 million which is associated with the Q2-10 exchange transaction of 2011 Notes for 2015 Notes.  The difference between the fair value of the 2015 Notes and the carrying value of the 2011 Notes exchanged less unamortized debt issuance costs was recorded as a gain on the extinguishment of debt of $15.8 million.

Oil and gas sales during Q2-11 increased by 18% to $5.8 million, as compared to sales of $4.9 million for the same period in 2010.  Approximately 20% of Q2-11 oil and gas sales is attributed to crude oil, as compared to 14% of the oil and gas sales total in Q2-10.  The quarter-over-quarter increase in oil and gas sales is primarily attributed to a 15% increase in prices received for sales of Gasco’s natural gas and a 39% increase in prices received for oil volumes, offset in part by a 4% decrease in equivalent production during the comparable periods.

Gasco’s average realized gas price was $4.47 per thousand cubic feet of natural gas (Mcf) for Q2-11, including the effect of hedges, compared to $3.90 per Mcf for the same period in 2010, also including the effect of hedges.  The Company’s risk management activities had no impact on the average gas price during Q2-11. Excluding the impact of hedges, the Company’s average price received for its natural gas production was $3.39 per Mcf in the prior-year period.

The average realized oil price for Q2-11 was $88.80 per barrel, as compared to $63.85 per barrel for Q2-10.  Gasco does not hedge its crude oil volumes.

Net cash provided by operating activities during Q2-11 was $1.0 million, as compared to $1.6 million in the same period in 2010.  Net cash used in investing activities during Q2-11 was $2.1 million, as compared to net cash provided by investing activities in Q2-10 of $1.1 million.  Net cash provided by financing activities in Q2-11 was $6.1 million and is primarily attributed to the Company’s underwritten offering of common stock and warrants to purchase common stock during Q2-11, the net proceeds of which were approximately $5.1 million.

Cash and cash equivalents were $6.1 million at June 30, 2011.

During May 2011, Gasco completed its semi-annual re-determination of its borrowing base under its credit facility with JPMorgan.  As a result, the Company’s borrowing base was decreased from $16 million to $15 million.  As of August 9, 2011, Gasco had $8.6 million in borrowings and letters of credit drawn on the facility.  Gasco’s total assets were $85.3 million and stockholders’ equity was $43.8 million, as of June 30, 2011.

Unit Cost Comparisons — LOE / DD&A / G&A

Lease operating expense (LOE) for Q2-11 was $1.7 million, as compared to $1.5 million in the same period in 2010.  On a per-unit basis, LOE was $1.54 per thousand cubic feet of natural gas equivalent (Mcfe) in Q2-11, as compared to $1.33 per Mcfe in the year-ago period.  The 13% increase in total LOE in the Q2-11 period, as compared to Q2-10 is attributed to an increase in operating expenses of $0.17 per Mcfe and an increase in production taxes of $0.04 per Mcfe primarily due to the expiration of certain tax benefits.

Transportation and processing expense was $0.9 million during Q2-11, or $0.81 per Mcfe, as compared to $0.9 million in Q2-10, or $0.77 per Mcfe.

Depletion, depreciation and amortization (DD&A) decreased by 9% to $1.0 million for Q2-11, as compared to $1.1 million for the same period in 2010.  On a per-unit basis, DD&A for Q2-11 was $0.89 per Mcfe, as compared to $0.93 per Mcfe for the same period in 2010.

The Company reported general and administrative expense (G&A) of $0.9 million in Q2-11, versus $0.8 million in the same period in 2010.  On a per-unit basis, total G&A for Q2-11 was $0.85 per Mcfe, as compared to $0.72 per Mcfe for the same period in 2010.  G&A expense for Q2-11 includes $0.0 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.00 per Mcfe, as compared to the prior-year period total of $0.3 million, or $0.29 per Mcfe.

Unit Cost Analysis

	Q2-11	Q2-10	% Chg.
Production in Natural Gas Equivalent (Mcfe)	1,108,191	1,151,672	-4%
Average Price Received Gas ($ Mcf)	$4.47	$3.90	15%
Average Price Received Oil ($ Bbl)	88.80	63.85	39%
Lease Operating Expense ($ Mcfe)	1.54	1.33	16%
Production Tax ($ Mcfe)	0.19	0.15	27%
Transportation Expense	0.81	0.77	5%
DD&A Expense ($ Mcfe)	0.89	0.93	-4%
G&A Expense ($ Mcfe)	0.85	0.72	18%
Non-cash Stock-based Compensation Expense ($ Mcfe)	0.00	$0.29	NM

Six-Month Period

Gasco reported a net loss for the six-months ended June 30, 2011 of $1.6 million, or $0.01 per share, as compared to net income for the first half of 2010 of $18.3 million, or $0.17 per share.  Included in the first half 2011 results are derivative gains of $0.4 million.  Excluding the effect of the derivative gains, Gasco would have posted a net loss of $1.2 million, a non-GAAP measure, or $0.01 per share.

Included in the second quarter 2010 results is a one-time non-cash gain on extinguishment of debt of $15.8 million which is associated with the second quarter 2010 exchange transaction of 2011 Notes for 2015 Notes.

Oil and gas sales for the first half of 2011 were $10.0 million, as compared to $10.7 million for the same period in 2010.  The 7% decrease in oil and gas sales during the first half 2011, as compared to the prior-year period, is primarily attributed to a 4% decrease in oil and gas production and a 7% decrease in prices received for sales of the Company’s natural gas and is offset in part by a 30% increase in prices received for oil volumes.  The average prices received for the first half of 2011 were $4.28 per Mcf and $83.60 per barrel of oil, as compared to $4.62 per Mcf and $64.15 per barrel in the 2010 first-half reporting period.

Net cash provided by operating activities for the first half of 2011 was $1.9 million as compared to $2.8 million for the same period in 2010.  The Company invested approximately $3.8 million during the first half of 2011 in oil and gas activities.

Production

Cumulative net production for Q2-11 was 1,108 million cubic feet of natural gas equivalent (MMcfe), as compared to 1,152 MMcfe in the prior-year period, a 4% decrease.  Included in the Q2-11 equivalent calculation is 12,904 barrels of liquid hydrocarbons (BO), a 16% increase when compared to the same period in 2010 liquids volumes of 11,127 BO.

Cumulative net production for the first half of 2011 was 2,067 MMcfe, as compared to 2,152 MMcfe in the year-ago period, a 4% decrease.  Included in the first half 2011 equivalent calculation is 20,478 BO, as compared to same-period 2010 volumes of 21,359 BO, a 4% decrease.

Natural gas represented approximately 93% and 94% of the product mix respectively for the Q2-11 and first half 2011.

At June 30, 2011, Gasco operated 133 gross wells.  Gasco currently has an inventory of 18 operated wells with up-hole recompletions and has one Upper Mancos well awaiting initial completion activities.

Operations Review

Uinta Basin, Utah — Green River Oil

The Company does not have a drilling rig under contract at this time, but is in the process of contracting a rig for its first two Green River oil test wells.  Well permitting is being finalized and drilling is expected to commence in Q3-11 and production results are expected later in Q3-11.  The Company expects the wells to spud within the next 30 - 45 days.  Positive results and increased oil drilling activity in the Green River Formation and other productive intervals have been well documented by other operators in Gasco’s part of the Uinta Basin.  These oil-bearing formations are typically shallow and have a sub- $1 million completed well cost.  Current commodity prices feature strong potential per-well economics for the Green River play.  Gasco estimates that the cost to drill and complete a Green River well is approximately $800,000, with estimated ultimate recoveries of 50,000 BO per-well.

San Joaquin Basin, Calif. — Northwest McKittrick Prospect

The operator of this shallow oil prospect continues to work with the California State Agencies to acquire the appropriate permits.  The operator recently received the Incidental Takings Permit (ITP).  The ITP outlines the endangered species surveys and mitigation efforts which must be followed before issuance of a drilling permit.  Based on the ITP requirements, the earliest a well will be spud is by the end of the year.

Risk Management

At recent production levels, approximately 19% of Gasco’s net production volumes were hedged through the following instruments:

Gasco 2011-2012 Swap Agreements

Agreement Type	Remaining Term	Quantity	Fixed Price	Floating Price (a)
Swap	7/11 – 12/11	2,000 MMBtu per day	$4.00 / MMBtu	NW Rockies

			Call/Put Price	Index Price (a)
Costless Collar	1/12 – 12/12	2,000 MMBtu per day	$4.25 / $5.12 MMBtu	NW Rockies

(a)                    Northwest Pipeline Rocky Mountains — Inside FERC first of month index price

Teleconference Call

A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, August 10, 2011 to discuss the second quarter 2011 financial and operating results.  You are invited to participate in the call which will be broadcast live over the Internet and via teleconference.

Date:	Wednesday, August 10, 2011

Time:	11:00 a.m. EDT

10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT

Call:	(866) 392-4171 (US/Canada) and (706) 634-6345 (International), Passcode / Conference ID #: 84358549

Internet:	Live and rebroadcast over the Internet: log on to http://www.videonewswire.com/event.asp?id=81117

Replay:	Available through Wednesday, August 17, 2011 at (855) 859-2056 (US/Canada) and (404) 537-3406 (International) using passcode #84358549 and for 30 days at http://www.gascoenergy.com

About Gasco Energy

Denver-based Gasco Energy, Inc. (NYSE Amex: GSX) is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.  Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases.  Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations.  To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations — 303-483-0044

Forward-looking Statements

Certain statements set forth in this press release relate to management’s future plans, objectives and expectations.  Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. These statements express, or are based on, management’s expectations about future events. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “foresee,” or “continue” or the negative thereof or similar terminology.

Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable under the circumstances, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken.  Forward-looking statements involve assumptions which may be inaccurate, and known and unknown risks and uncertainties (some of which are beyond Gasco’s control) that may cause Gasco’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result.  Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales or transactions on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data and the timing and amount of future production; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices; competition from other companies with greater resources; environmental and other government regulations, including new or proposed legislation; defects in title to properties; increases in Gasco’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; Gasco’s ability to generate sufficient cash flows to operate; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; Gasco’s ability to manage interest rate and commodity price exposure; changes in Gasco’s borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described in (i) Part I, “Item 1A—Risk Factors,” “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Item 7A—Quantitative and Qualitative Disclosure About Market Risk” and elsewhere in Gasco’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 2, 2011, and (ii) Gasco’s other reports and registration statements filed from time to time with the SEC, including, among others, Gasco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 10, 2011.

Any of these factors could cause Gasco’s actual results to differ materially from the results implied by these or any other forward-looking statements made by Gasco or on its behalf.  Gasco cannot assure you that its future results will meet its expectations.  When you consider these forward-looking statements, you should keep in mind these factors.  All subsequent written and oral forward-looking statements attributable to Gasco, or persons acting on its behalf, are expressly qualified in their entirety by these factors.  Gasco’s forward-looking statements speak only as of the date made.  Gasco assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

[Financial and Operational Tables Accompany this News Release]

The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Gasco’s Form 10-Q for the quarter ended June 30, 2011 filed with the SEC on August 9, 2011.

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$6,125,371	$1,994,542
Accounts receivable
Joint interest billings	1,445,621	1,296,719
Revenue	2,333,225	2,423,114
Inventory	1,806,960	1,773,079
Derivative instruments	—	193,959
Prepaid expenses	73,761	121,637
Total	11,784,938	7,803,050

PROPERTY, PLANT AND EQUIPMENT, at cost
Oil and gas properties (full cost method)
Proved properties	265,613,614	263,104,555
Unproved properties	36,659,642	35,941,100
Facilities and equipment	1,060,220	1,120,134
Furniture, fixtures and other	183,052	240,659
Total	303,516,528	300,406,448
Less accumulated depletion, depreciation, amortization and impairment	(232,432,433)	(230,701,994)
Total	71,084,095	69,704,454

OTHER ASSETS
Deposit	639,500	639,500
Derivative instruments	19,643	—
Note receivable	500,000	500,000
Deferred financing costs	1,275,910	1,363,425
Total	2,435,053	2,502,925

TOTAL ASSETS	$85,304,086	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (continued)

(Unaudited)

	June 30,	December 31,
	2011	2010

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$765,661	$2,111,192
Revenue payable	3,897,035	2,598,693
Advances from joint interest owners	132,166	1,164,414
Current portion of long-term debt	8,544,969	—
5.5% Convertible Senior Notes due 2011	400,000	400,000
Accrued interest	591,751	591,751
Derivative instruments	25,193	—
Accrued expenses	611,525	1,191,000
Total	14,968,300	8,057,050

NONCURRENT LIABILITIES
5.5% Convertible Senior Notes due 2015, net of unamortized discount of $24,242,242 as of June 30, 2011 and $25,682,482 as of December 31, 2010	20,925,758	19,485,516
Long-term debt	—	6,544,969
Deferred income from sale of assets	2,766,855	2,868,081
Asset retirement obligation	1,171,209	1,119,561
Derivative instruments	1,687,500	—
Total	26,551,322	30,018,127

STOCKHOLDERS’ EQUITY
Series B Convertible Preferred stock - $0.001 par value; 20,000 shares authorized; zero shares outstanding	—	—
Series C Convertible Preferred stock - $0.001 par value; 2,000,000 shares authorized; 191,000 shares outstanding as of June 30, 2011 and 225,600 shares outstanding as of December 31, 2010	191	226
Common stock - $.0001 par value; 600,000,000 shares authorized;152,013,515 shares issued and 151,939,815 outstanding as of June 30, 2011 and 121,255,748 shares issued and 121,182,048 outstanding as of December 31, 2010	15,201	12,126
Additional paid-in capital	260,735,795	257,327,315
Accumulated deficit	(216,836,428)	(215,274,120)
Less cost of treasury stock of 73,700 common shares	(130,295)	(130,295)
Total	43,784,464	41,935,252

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$85,304,086	$80,010,429

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,
	2011	2010

REVENUES
Gas	$4,609,574	$4,234,472
Oil	1,145,897	710,419
Total	5,755,471	4,944,891

OPERATING EXPENSES
Lease operating	1,707,734	1,529,152
Transportation and processing	901,384	884,953
Depletion, depreciation, amortization and accretion	985,744	1,070,229
Gain on sale of assets, net	—	(49,754)
General and administrative	945,342	831,740
Total	4,540,204	4,266,320

OPERATING INCOME	1,215,267	678,571

OTHER (EXPENSE) INCOME
Interest expense	(1,551,875)	(1,058,407)
Derivative gains (losses)	309,283	(56,425)
Gain on extinguishment of debt	—	15,758,011
Amortization of deferred income from sale of assets	50,613	50,613
Interest income	6,881	7,443
Total	(1,185,098)	14,701,235

NET INCOME	$30,169	$15,379,806

NET INCOME PER COMMON SHARE —
BASIC	$0.00	$0.14
DILUTED	$0.00	$0.13

GASCO ENERGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2011	2010

REVENUES
Gas	$8,312,605	$9,360,372
Oil	1,711,971	1,370,112
Gathering	—	595,942
Total	10,024,576	11,326,426

OPERATING EXPENSES
Lease operating	3,049,166	2,471,340
Gathering operations	—	375,848
Transportation and processing	1,703,099	1,124,208
Depletion, depreciation, amortization and accretion	1,835,568	1,946,828
Gain on sale of assets, net	—	(45,111)
General and administrative	2,071,505	3,917,823
Total	8,659,338	9,790,936

OPERATING INCOME	1,365,238	1,535,490

OTHER INCOME (EXPENSE)
Interest expense	(3,415,770)	(2,409,569)
Derivative gains	373,236	3,288,060
Gain on extinguishment of debt	—	15,758,011
Amortization of deferred income from sale of assets	101,226	67,484
Interest income	13,762	22,578
Total	(2,927,546)	16,726,564

NET (LOSS) INCOME	$(1,562,308)	$18,262,054

NET (LOSS) INCOME PER COMMON SHARE —
BASIC	$(0.01)	$0.17
DILUTED	$(0.01)	$0.16

GASCO ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,562,308)	$18,262,054
Adjustment to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation, amortization, accretion and impairment expense	1,835,568	1,946,828
Stock-based compensation	176,178	874,844
Gain on extinguishment of debt	—	(15,758,011)
Change in fair value of derivative instruments	36,384	(3,039,577)
Amortization of debt discount, deferred expenses and other	1,491,531	161,157
Changes in operating assets and liabilities:
Accounts receivable	(59,013)	578,146
Inventory	(33,881)	(150,210)
Prepaid expenses	47,876	217,237
Accounts payable	(691,520)	497,738
Revenue payable	1,298,342	148,407
Accrued interest	—	(788,723)
Accrued expenses	(615,442)	(183,106)
Net cash provided by operating activities	1,923,715	2,766,784

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for furniture, fixtures and other	(892)	(16,683)
Cash paid for acquisitions, development and exploration	(3,817,400)	(4,017,346)
Proceeds from sale of assets	—	24,259,000
Increase (decrease) in advances from joint interest owners	(1,032,248)	1,992,617
Net cash (used in) provided by investing activities	(4,850,540)	22,217,588

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	6,000,000	—
Borrowings under line of credit	2,000,000	—
Repayment of borrowings	—	(29,000,000)
Cash paid for stock offerings and debt issuance costs	(942,346)	(1,952,025)
Payment of deposit	—	(500,000)
Net cash provided by (used in) financing activities	7,057,654	(31,452,025)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,130,829	(6,467,653)

CASH AND CASH EQUIVALENTS:
BEGINNING OF PERIOD	1,994,542	10,577,340
END OF PERIOD	$6,125,371	$4,109,687